Exhibit 99.1

January 29, 2018	For more information:
Linda L. Tasseff
FOR IMMEDIATE RELEASE	Director, Investor Relations
(904) 858-2639
ltasseff@steinmart.com

Stein Mart, Inc. Assembles Team to Improve Performance

and Explore Strategic Alternatives

JACKSONVILLE, Fla. – Stein Mart, Inc. (NASDAQ: SMRT) today announced that a Special Committee appointed by its Board of Directors, together with management, have assembled a team to explore all opportunities to improve operating performance and identify potential strategic alternatives. The company has retained PJ SOLOMON as its investment banking and financial advisor and had previously engaged Alvarez & Marsal to review its operations for performance enhancements.

“Given the continuing challenges of the retail environment, it is prudent for us to review our strategic options while focusing on ways to improve our business,” said Hunt Hawkins, Chief Executive Officer.

Stein Mart has not set a timetable for completion of this process and does not intend to disclose further developments unless and until the Board of Director’s Special Committee has approved a specific transaction or otherwise determined that disclosure is appropriate.

About Stein Mart

Stein Mart, Inc. is a national specialty off-price retailer offering designer and name-brand fashion apparel, home décor, accessories and shoes at everyday discount prices. Stein Mart provides real value that customers will love every day both in stores and online. The Company currently operates 293 stores across 31 states. For more information, please visit www.steinmart.com.